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                                                            [UROCOR LOGO]
April 3, 1996

Ms. Kathryn L.W. Ingerly
7808 Nile Circle
Arvada, CO 80007

Dear Kathryn:

I am pleased to offer you a position as part of UroCor's Executive Management Team. The objective of this letter is to outline the offer to you.

1. Position Title: Vice President, Disease Management Information Systems

2. Position Reports to the President and CEO, Bill Hagstrom.

3. Start Date: April 9, 1996.

4. Base Salary: $4,615 each pay period (or $120,000 annually). Performance and Salary review on the twelfth month of employment.

5. Annual Management Bonus - Up to 30% ($36,000) based on several business and individual accomplishments. In 1995 the management bonus plan consisted of one third Company sales revenue, one third Corporate Financial Performance and one third individual attainment of goals and objectives. The 1996 bonus plan is still being finalized. Management bonuses are typically paid in March or April following the completed calendar year. Individual goals will be agreed to by the end of the first quarter following your employment date. Bonuses are prorated for the time in the position.

6. Stock Option Participation - Options covering 40,000 shares of common stock, vested equally over the next five years. Vested options may be exercised at any time over a ten year period. Exercise price will be determined by the board in the next two to three weeks and at that time formal issuance will be made.

7. Benefits for which you may be eligible at UroCor, consist of:
   . Term life insurance at two (2) times annual salary (capped at $210,000 coverage).
   . Disability insurance. (Short and Long Term)
   . Medical and dental insurance for you and your family at monthly premium.
     You are eligible for this benefit on the first day of the month following your 30th work day.
   . 401K retirement plan - self directed, no Company match at this time
   . Two weeks vacation after 12 months Company service. An additional week will be added to your vacation after one year. Although your vacation accrues throughout your first year prorated to your start date, you will be allowed to take vacation at anytime during the year anticipating your total accrual. For 1996, your accrual would be seven days vacation. On January 1, 1997 you will accrue vacation at the two week rate until your anniversary date at which time your vacation will accrue at three weeks.
   . Paid Company holidays, sick leave and personal time will be described to you during your first few days of employment. Please call Inez Dunn to set up a 30 minute appointment with her during your first few days at UroCor. EXT 4121.


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Every employee is required to sign confidentiality and non-compete agreements with UroCor, Inc., Inc. You have agreed to work with UroCor, Inc. in defining an agreement that will be acceptable and in both your and UroCor's interest with regard to actual intellectual property brought to UroCor as of April 1996. It is anticipated that the agreement will be reached within the first month of your employment.

Your first 90 days of employment are considered an Introductory Period, and during that period you will accrue benefits as described in the Employee Manual unless otherwise required by law. Completion of the Introductory Period does not guarantee continued employment for any specified period of time, nor does it require that a dismissal be based on "cause."

You are guaranteed a three month severance payment for termination without "cause". In that event, you would be paid through regular payroll for the three months following your termination date.

As an employee of UroCor, you will be provided with a copy of the UroCor Employee Manual and insurance booklets which outline our personnel policies and benefits program. You will be expected to read these materials thoroughly, and sign and return a copy of the "Receipt & Acknowledgment Of UroCor Employee Manual." You will also be required to sign a Non-Compete agreement. Any questions regarding UroCor policy, benefits administration or eligibility should be directed to Mrs. Lou Carmichael EXT 4120, Director, Human Resources or Mrs. Inez Dunn EXT 4121, Coordinator Benefits and Payroll.

Your employment and compensation with UroCor are "at will" in that they can be terminated with or without cause, and with or without notice, at any time, at the option of either UroCor or yourself, except as otherwise provided by law. The terms of this offer letter, therefore, do not and are not intended to create either an express and/or implied contract of employment with UroCor. No manager or representative of UroCor, other than the President of UroCor, has authority to enter into any agreement for employment for any specified period of time or to make any agreement or contract to the foregoing, and any promises to the contrary may only be relied upon by you if they are in writing and signed by the President of UroCor.

Our offer to hire you is contingent upon your submission of satisfactory proof of your identity and your legal authorization to work in the United States. If you fail to submit this proof, federal law prohibits us from hiring you.

I look forward to your response as well as to the opportunity of working with you in the future.

Very truly yours,

/s/ William A. Hagstrom

William A. Hagstrom
President, CEO and Chairman,
UroCor, Inc.